SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 16, 2012

ATRICURE, INC.

(Exact name of registrant as specified in charter)

Delaware	000-51470	34-1940305
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6217 Centre Park Drive West Chester, OH	45069
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 755-4100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 16, 2012, Andrew Lux, Ph.D., age 60, has been appointed as Vice President and Chief Operating Officer of AtriCure, Inc. (the “Company”). The Company and Dr. Lux have entered into an Employment Agreement (the “Agreement”) pursuant to which Dr. Lux will be paid a base salary of $270,000 per year and will be eligible to receive a year-end annual bonus, if any, the potential of which is a target of 40% of his base salary. Additionally, under the terms of the Agreement, Dr. Lux will be granted an option to purchase 70,000 shares of the Company’s common stock under the Company’s 2005 Equity Incentive Plan (the “Incentive Plan”) at a per-share exercise price equal to the fair market value of the Company’s common stock on the date of grant. He will also receive a grant of 10,000 restricted shares of the Company’s common stock under the Incentive Plan. The terms of the Agreement also require Dr. Lux to relocate within a 50-mile radius of AtriCure’s current principal office by April 1, 2013. The Company will reimburse him in an amount up to $125,000 for out-of-pocket expenses incurred in connection with his relocation. If Dr. Lux voluntarily terminates his employment with the Company during the 2-year period following January 16, 2012, he will repay a portion of the total sum previously reimbursed.

Pursuant to the terms of the Agreement, there is no required minimum period of employment and either the Company or Dr. Lux may terminate Dr. Lux’s employment under the Agreement at any time for any reason or no reason. If Dr. Lux voluntarily terminates the Agreement, he must give the Company at least 45 days’ prior written notice. If the Company voluntarily terminates the Agreement, the Company is not obligated to give Dr. Lux any prior written notice. In the event that the Company terminates the employment of Dr. Lux Without Cause or if he terminates his employment for Good Reason, each as defined in the Agreement, Dr. Lux is entitled to a severance payment equal to six months of his then base salary. If such termination occurs during a change of control period, Dr. Lux is entitled to a severance payment equal to eighteen months of his then base salary plus an amount equal to his full bonus potential for the year in which the termination occurs.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 to this Form 8-K and incorporated into this Item 5.02 by reference. Please see the Agreement attached as an exhibit to this Form 8-K for further information.

Prior to joining AtriCure, Dr. Lux served in leadership capacities at both small and large companies. Since 2010, Dr. Lux served as the Senior Vice President of Manufacturing and Operations for IntriMed Technologies, a start-up business focused on contract manufacturing of implantable medical devices. From 2008 to 2010, Dr. Lux was the Vice President Research and Development, Operations and Service for WaterHealth International, Inc., a business focused on the water purification/disinfections markets. From 2006 to 2008, Dr. Lux was the General Manager for Medtronic, Inc.’s spinal division in Warsaw, Indiana, where he was responsible for the United States based manufacturing organization providing spinal implant and orthopedic instrumentation products. Prior to 2006, Dr. Lux served in a variety of executive capacities for medical device organizations including Baxter Healthcare, Inc., Medtronic, Inc. (Cardiac Surgery Division), Johnson & Johnson and General Electric Company.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

No.	Description

10.1	Employment Agreement between AtriCure, Inc. and Andrew Lux

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATRICURE, INC.

Dated: January 17, 2012	By:	/s/ Julie A. Piton
Julie A. Piton
Vice President, Finance and Administration and Chief Financial Officer